Exhibit 10.2

United Technologies Corporation

Non- Qualified

Stock Option

Award

Schedule of Terms

Non-Qualified Stock Option

United Technologies Corporation (the “Corporation”) hereby awards to the recipient Non-Qualified Stock Options (an “Award”) pursuant to the United Technologies Corporation Long Term Incentive Plan (the “LTI Plan”). An Award is subject to this Schedule of Terms and the terms and provisions of the LTI Plan.

A Non-Qualified Stock Option (an “Option”) is the right to purchase, at a future date, a specific number of shares of Common Stock of the Corporation (“Common Stock”) at a price equal to the closing price reported on the composite tape of the New York Stock Exchange for such shares on the date of the Option grant. The number of shares for which the Option is awarded and the Option price per share are set forth in the Statement of Non-Qualified Stock Option Award (the “Statement of Award”). The recipient must acknowledge and accept the terms and conditions of the Option Award by signing and returning the appropriate portion of the Statement of Award to the Stock Option Program Administrator.

Vesting

The Option vesting date and expiration date are each set forth in the Statement of Award. Options may be exercised any time on or after the vesting date until the earlier of:

(i)	The expiration date specified in the Statement of Award, at which time the Options and all associated rights lapse; or

(ii)	Termination of employment in which case the right to exercise vested Options shall be for a specified time period following the date of termination, as described in “Termination of Employment”.

Exercise and Payment of Options

While actively employed, Options may be exercised any time on or after the vesting date through the expiration date. The Option to purchase shares will expire without value on or before the expiration date. It is the responsibility of the Award recipient, or a designated representative, to exercise Options in a timely manner. The Corporation assumes no responsibility for and will make no adjustments with respect to Options that expire.

Options may be exercised through one of two procedures set forth below. For stock option exercises processed utilizing the procedures described in (i) below, the value of Common Stock will be the closing price reported on the composite tape of the New York Stock Exchange on the date of exercise. For stock option exercises processed utilizing the procedures described in (ii) below, the value of Common Stock will be the actual transaction price.

(i)	Award recipients may exercise Options by completing and sending the UTC Exercise Form to the Stock Option Program Administrator, identifying the number of Options to be exercised and paying the required Option price in U.S. dollars by check or bank draft or by tendering shares of Common Stock (utilizing procedures authorized by the Program Administrator for tendering shares). The date of exercise will be the date of postmark or delivery of a completed form (with an original signature) and check for the cost of exercise to the Program Administrator; or

An Award recipient may follow the above procedure by using a broker or other authorized representative. As above, a completed UTC Exercise Form (with an original signature) must be submitted with the check for the cost of exercise to the Program Administrator.

(ii)	Alternatively, Award recipients may utilize the “cashless” exercise method where neither cash nor shares are tendered by the Award recipients in payment of the exercise price. To facilitate the cashless exercise of Options, an Award recipient must establish an account with a designated broker at one of the security brokerage firms approved by the Corporation.

Under the cashless procedure, an Award recipient notifies the designated broker of the Award date and number of Options to be exercised. The broker provides the Award recipient with the exercise form and notifies the Program Administrator. The designated broker will sell shares of Common Stock sufficient to cover the exercise price of the Options to be exercised plus required tax withholding amounts and wire transfer the sales proceeds to the Corporation. The Corporation will then deliver to the designated broker the number of shares equal to the number of Options exercised. The broker retains the number of shares sold to cover the exercise price and tax withholding. The net shares remaining will, at the Award recipient’s election, either be placed in the Award recipient’s account with the brokerage firm or sold on the open market with net cash proceeds delivered to the Award recipient by the designated broker.

In a cashless exercise, reported taxable income will be based on the actual transaction price as reported by the broker to the Program Administrator, rather than the closing price reported on the composite tape of the New York Stock Exchange on the date of exercise.

The cashless exercise method may not be used if the Corporation determines in its sole discretion that the transaction may constitute a prohibited loan to the executive or otherwise violates regulatory requirements or may cause special reporting requirements.

Termination of Employment

If an Award recipient terminates employment for any reason other than death, disability, or retirement, unvested Options will be canceled as of the termination date. Vested Options may be exercised for a period of 90 calendar days following the termination date (but not beyond the expiration date of the Option).

Retirement eligibility includes:

(i)	Attainment of age 65 as of the employment termination date; or

(ii)	Attainment of at least age 55 with 10 or more years of service as of the employment termination date.

Upon retirement, the Award recipient may exercise vested Options (i.e. those held for at least three years while continuously employed) for three years following the date of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the date of retirement will become exercisable as of the retirement date and the Award recipient will then have a three year period following the retirement date to exercise these Options (but in no event beyond the Option expiration date).

For Options granted after February 22, 1999: If the Award recipient is eligible for retirement per above and the Corporation consents to the retirement, the Award recipient may exercise vested Options for five years following the dale of retirement or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the retirement date will become exercisable as of the retirement date and the Award recipient will then have a five year period following the retirement date to exercise these Options (but in no event beyond the Option expiration date).

For Options granted after June 11, 2003: If the Award recipient is eligible for retirement per above and the Corporation consents to the retirement, the Award recipient may exercise vested Options until the expiration of the Option. Unvested Options that have been held for at least one year prior to the retirement date will become exercisable as of the retirement date and the Award recipient will have the full remaining term of the Option to exercise these Options.

For Options granted after February 22, 1999 and after June 11, 2003, the Corporation’s consent will be at the sole discretion of the Corporation based on its ability to effectively transition the Award recipient’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

In all cases, options held for less than one year prior to the retirement date will be canceled without value.

Rule of 65: The Award recipient meets the “Rule of 65” if the Award recipient terminates employment on or after age 50, but before age 55, and the sum of the Award recipient’s age and years of service add up to 65 or more as of the employment termination date. The Award recipient who meets the “Rule of 65” may exercise vested Options for three years following the employment termination date or until the expiration of the Option, whichever is earlier. Unvested Options that have been held for at least one year prior to the employment termination date will vest as of the termination date and the Award recipient will have a three year period following the termination date to exercise these Options (or until the expiration of the Options, if earlier).

Service used to determine eligibility for retirement or the “Rule of 65” will be based on continuous service recognized under the Award recipient’s UTC retirement plan.

In the event of permanent and total disability, or transfer to an Affiliate, an Award recipient shall not be considered to have terminated employment for purposes of an Option.

In the event of the death of an Award recipient, the legal representative of the estate of the Award recipient may exercise all Options outstanding as of the date of death, whether or not vested, for a period of one year following the date of death, regardless of the expiration date of the Option.

If a former employee is rehired before the end of the 90 day period immediately following the date of termination, unexercised vested Options and unvested Options that were cancelled because of the termination of employment will be reinstated. Options that received accelerated vesting at termination will be subject to the original vesting schedule upon re-hire. If a terminated employee is rehired after the 90 day period immediately following the date of termination, the employee will be treated as a new employee and cancelled Options will not be reinstated.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of an Award recipient in any Option, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of shares of Common Stock then remaining subject to an Award shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding awards, including the number of shares of Common Stock subject to an Option, as the Committee, in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Award recipients.

Change of Control

In the event of a change of control, an event, which if consummated, would constitute a change of control, or other significant changes pertaining to the ownership of the Corporation or a restructuring of the Corporation, the Committee may, in its discretion, recommend that the Board of Directors take certain actions with respect to outstanding Awards to assure fair and equitable treatment of Award recipients. Such actions may include: acceleration of the Option Vesting Date; offering to purchase an outstanding Award from the Award recipients for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.

For purposes of the Plan, a “change of control” means the acquisition of 20% of the Corporation’s outstanding voting shares by a person or group (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934) of which such person is a member, or a change in the majority of the Board of Directors such that, within any consecutive two-year period, the members of the new majority are not approved by two-thirds of the members incumbent at the beginning of such two-year period. Members approved after such date by two-thirds of such incumbents as of the beginning of such two-year period shall be deemed incumbents as of the beginning of such two-year period for purposes of this computation. A merger or consolidation of the Corporation with another company where the Corporation is not the surviving company, a sale of substantially all of the assets of the Corporation, a dissolution or liquidation of the Corporation or other event or transaction having similar effect also constitutes a “change of control” for purposes of the LTI Plan.

Awards Not to Affect or Be Affected by Certain Transactions

Non-Qualified Stock Option Awards shall not in any way affect the right or power of the Corporation or its shareowners to make or authorize: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, preferred or prior preference stocks holding any priority or preferred to, or otherwise affecting in any respect the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Except as otherwise expressly provided in this Schedule of Terms, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe thereto, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect and no adjustment by reason thereof shall be made with respect to the Option price or the number of outstanding shares subject to an Option Award.

Notices

Every notice or other communication relating to the Award and this Schedule of Terms shall be in writing, via hard copy or electronic transmissions, and shall he delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Unless and until some other address has been so designated, all notices by the Award recipients to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS 504, Hartford, Connecticut 067101, Attention: Stock Option Program Administrator or emailed to stockoptionplans@utc.com. All notices by the Corporation to the Award recipient shall be given electronically, personally, or by mail to the Award recipient at his or her home, office or e-mail address as shown on the records of the Corporation.

Administration

Option Awards shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the objectives of the LTI Plan. Pursuant to the terms of the LTI Plan, the Committee may delegate authority and responsibility to grant, administer and interpret Option Awards. The Committee has delegated the authority to grant Options to the Chief Executive Officer and has further delegated the authority to administer and interpret Option Awards to the Senior Vice President, Human Resources and Organization, along with the authority to sub-delegate. The Committee shall grant, administer and interpret exclusively Options awarded to employees of the Corporation that are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group.

Taxes/Withholding

Award recipients are responsible for any income or other tax liability attributable to any Award. The Program Administrator shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law have the right to deduct directly from any payment or delivery of shares due to an Award recipient or from an Award recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the exercise of any Option. Award recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax.

Right of Discharge Reserved

Nothing in the LTI Plan or in any Option Award shall confer upon any Award recipient the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Award recipient at any time for any reason.

Right of Committee to Revoke Awards

Notwithstanding any other provision herein, the Committee reserves the right, prior to a Change in Control of the Corporation, to cancel any outstanding Award, whether or not vested, if the Committee determines that the Award recipient has engaged in any act or practice with respect to the affairs of the Corporation, whether or not employed by the Corporation at the time, that is materially detrimental to the Corporation, provided, however, that the Committee may not take any such action in an arbitrary or capricious manner.

Nature of Payments

All Awards made are in consideration of services performed for the Corporation or the business unit employing the Award recipient. Gains realized pursuant to such Awards constitute a special incentive payment to the Award recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTI Plan. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTI Plan, the terms of the LTI Plan shall govern. Any question of administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.

Amendment and Termination

The Committee reserves the right to amend, suspend or discontinue the LTI Plan at any time.

Governing Law

The LTI Plan, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Connecticut.

United Technologies

United Technologies Corporation

United Technologies Building

Hartford, CT 06101

United Technologies	LONG TERM INCENTIVE PLAN AWARD
Nonqualified Stock Option Award

NONQUALIFIED STOCK OPTION AWARD

Date of Grant:	Vesting Date:

Number of Options:	Option Price:	Termination Date:

The award shown in this statement is nontransferable and is subject to the terms and conditions of the United Technologies Long Term Incentive Plan.

PLEASE SIGN AND DATE PORTION BELOW THE PERFORATION AND RETURN IT IN ENVELOPE PROVIDED

United Technologies	LONG TERM INCENTIVE PLAN AWARD Nonqualified Stock Option Award

NONQUALIFIED STOCK OPTION AWARD

Date of Grant:	Vesting Date:

Number of Options:	Option Price:	Termination Date:

The award shown in this statement is nontransferable and is subject to the terms and conditions of the United Technologies Long Term Incentive Plan.

Please sign this form and return it in the enclosed envelope to the:

PROGRAM ADMINISTRATOR—STOCK OPTIONS

UNITED TECHNOLOGIES CORPORATION

UNITED TECHNOLOGIES BUILDING, MS 504

HARTFORD, CONNECTICUT 06101

I acknowledge receipt of this Nonqualified Stock Option Award and the attached Schedule of Terms describing my Award. I accept this Award subject to such Schedule of Terms and the United Technologies Long Term Incentive Plan.

Signed	Date